EXHIBIT 99.2

ITEM 7. – MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (“MD&A”)

The following discussion should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information appearing elsewhere in this report.  In addition, see the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Regarding Forward-Looking Information” caption below, as well as the “Risk Factors” previously discussed at Item 1A of the 2010 Form 10-K.  All amounts disclosed herein relate to the Company’s continuing operations unless otherwise stated.

Overview of 2010 and Consolidated Results of Operations

Omnicare, Inc. (“Omnicare” or the “Company”) is a leading pharmaceutical services company.  Omnicare is the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions.  Omnicare’s clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers.  Omnicare is also a provider of specialty pharmaceutical products and support services.  At December 31, 2010, Omnicare served long-term care facilities as well as chronic care and other settings comprising approximately 1,385,000 beds, including approximately 86,000 patients served by the patient assistance programs of its specialty pharmacy services business.  The comparable number at December 31, 2009 was approximately 1,377,000 beds (including 68,000 patients served by patient assistance programs).  Omnicare provides its long-term care pharmacy services in 47 states in the United States (“U.S.”), the District of Columbia and Canada at December 31, 2010.  For further description of the Company’s business activities see the “Business” caption of Part I, Item 1, of  the 2010 Form 10-K.

The Company committed to a plan to divest of its Contract Research Services (“CRO Services”) business in the first quarter of 2011 as it determined that the CRO Services business is no longer a good strategic fit within the Company’s portfolio of assets.  Also, in the second quarter of 2011, the Company divested its Tidewater Group Purchasing Organization (“Tidewater”).  This MD&A and the Consolidated Financial Statements and related notes included in Exhibit 99.3 of this Filing, have been recast to present CRO Services and Tidewater as discontinued operations for all periods presented.  Following the discontinuance of the operations of its CRO Services business, Omnicare operates in one segment, the Pharmacy Services Segment.  The Company is currently evaluating its overall organizational structure and the related internal financial and operational reporting.  It is anticipated that this review will be completed during the second half of 2011.  Upon completion of this review, changes, if any, in internal financial reporting will be reflected in the Company’s periodic filings.

The following summary table presents consolidated net sales and results of operations of Omnicare for each of the years ended December 31, 2010, 2009 and 2008 (in thousands, except per share amounts).  The Company has disclosed in this MD&A, with the exception of EBITDA (discussed below), only those measures that are in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

	For the years ended December 31,
	2010 (a)	2009 (a)	2008 (a)

Net sales	$6,030,670	$6,001,053	$5,992,450
Gross profit	1,336,230	1,434,216	1,473,805
Selling, general and administrative expenses	747,608	766,172	854,482
Provision for doubtful accounts	136,630	92,495	106,240
Investment income	9,610	9,670	9,782
Interest expense	(135,720)	(119,893)	(143,051)
Effective income tax rate	56.8%	29.2%	40.2%

Income from continuing operations	$14,464	$234,695	$131,301
Income (loss) from discontinued operations	(120,573)	(22,772)	9,172
Net income (loss)	$(106,109)	$211,923	$140,473

Earnings (loss) per common share data - Basic(b):
Continuing operations	$0.12	$2.00	$1.12
Discontinued operations	(1.04)	(0.19)	0.08
Net income (loss)	$(0.91)	$1.81	$1.20

Earnings (loss) per common share data - Diluted(b):
Continuing operations	$0.13	$2.00	$1.11
Discontinued operations	(1.03)	(0.19)	0.08
Net income (loss)	$(0.91)	$1.80	$1.19

EBITDA from continuing operations(c)	$310,164	$579,456	$489,026

(a)
Certain amounts for all periods presented have been recast to present the Company's Contract Reaserch Services business ("CRO Services") and Tidewater Group Purchasing Organization ("Tidewater") as discontinued operations.  See the "Description of Business and Summary of Significant Accounting Policies" note of the Notes to Consolidated Financial Statements in Exhibit 99.3 of this filing.

(b)
Earnings per share for continuing operations, discontinued operations and net income are reported independently for each amount presented.  Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

(c)	See Five-Year Summary of Selected Financial Data for a reconciliation of EBITDA to net cash flows from operating activities at Exhibit 99.1 of this Filing.

2010 vs. 2009

Net Sales
For the year ended December 31, 2010, Omnicare dispensed approximately 120,880,000 prescriptions in comparison to approximately 123,855,000 prescriptions dispensed during the prior-year.  Net sales for the year were favorably impacted by drug price inflation, acquisitions and growth in specialty pharmacy services.  Partially offsetting these factors were lower prescription volumes due to a lower average number of beds served year-over-year, along with a shift in mix towards assisted living which generally has lower penetration rates than skilled nursing facilities, reduced utilization trends for certain drugs and a reduction in census in client facilities in certain areas; reductions in reimbursement coupled with competitive pricing issues; as well as the increased availability and utilization of generic drugs.  While the Company is focused on reducing its costs to mitigate the impact of drug pricing and reimbursement issues, there can be no assurance that such issues or other pricing and reimbursement pressures will not adversely impact the Company.

Gross Profit
Gross profit as a percentage of total net sales was 22.2% for the year ended December 31, 2010, as compared with 23.9% in 2009.  Gross profit was unfavorably affected in the 2010 period by certain of the aforementioned items that reduced net sales, primarily the reductions in reimbursement coupled with competitive pricing issues and reduced prescription volumes.  Partially offsetting these factors were the increased availability and utilization of higher margin generic drugs, the favorable effect of drug price inflation and cost reduction and productivity improvement initiatives.

Increased leverage in purchasing favorably impacts gross profit and is primarily derived through discounts, rebates and other price concessions (“Discounts”) relating to purchases from the Company’s suppliers and vendors.  When recognizing the related receivables associated with these Discounts, Omnicare accounts for these Discounts as a reduction of cost of goods sold and inventories.  The Company records its estimates of Discounts earned during the period on the accrual basis of accounting, giving proper consideration to whether those Discounts have been earned based on the terms of applicable arrangements, and to the levels of inventories remaining on-hand.  Receivables related to Discounts are regularly adjusted based on the best available information, and to actual amounts as the applicable arrangements are settled and cash is received.  The aggregate amount of these adjustments has not been significant to the Company’s operations.

Leveraging of fixed and variable overhead costs primarily relates to generating higher sales volumes from pharmacy facilities with no or limited increases in fixed costs (e.g., rent, depreciation, etc.) and negligible to moderate increases in variable costs (e.g., utilities, labor, etc.), as well as the elimination of pharmacies through the Company’s productivity and consolidation initiatives, further discussed below.  The Company believes it will be able to continue to leverage fixed and variable overhead costs through both internal and acquired growth, including the continued integration of prior-period acquisitions.

Government and other reimbursement formulas generally adjust to take into account drug price inflation or deflation.  In order to enhance its gross profit margins, the Company strategically allocates its resources to those activities that will increase internal sales growth and favorably impact sales mix, or will lower costs.  In addition, through the ongoing development of its pharmaceutical purchasing programs, the Company is able to obtain volume discounts and thereby manage its pharmaceutical costs.

Selling, General and Administrative Expenses
Omnicare’s consolidated selling, general and administrative (“operating”) expenses as a percentage of net sales amounted to 12.4% in 2010, representing a decrease from the 12.8% experienced in the prior-year period.  Operating expenses for the year ended December 31, 2010 were favorably impacted largely by continued progress in the Company’s non-drug purchasing program and productivity improvements.

Provision for Doubtful Accounts
During the fourth quarter 2010, Omnicare implemented a Company-wide Reorganization Program.  Among other changes, this program has resulted in numerous senior management and other organizational leadership changes, including a realignment of division presidents for its long term care pharmacy divisions and change in its Office of General Counsel.  As a result of these activities and the performance of its year end closing process, the Company reassessed the allowance for doubtful accounts for facility receivables and concluded that an incremental charge of $48.5 million was necessary.  The key factors leading to management’s change in estimate relate primarily to a decision in the fourth quarter of 2010 to implement a different strategic approach for the resolution of past due accounts which are disputed and/or currently in litigation.  In particular, this new approach includes a heightened focus on settling outstanding accounts receivable disputes and the avoidance of protracted costly and often disruptive litigation with customers, where possible.  As a result of this change in approach, the Company believes it will have reduced opportunity to monetize disputed receivables through litigation, increasing the risk of uncollectible accounts receivable.

Investment Income
Investment income for the year ended December 31, 2010 was modestly lower than the amount earned in the comparable prior-year period.

Interest Expense
Interest expense was higher in 2010 than the prior-year period primarily due to higher interest rates on certain components of the Company’s overall debt portfolio, a moderately higher overall outstanding debt balance at year end 2010 versus year end 2009, and certain debt redemption costs recorded in 2010.  See additional information at the “Debt” note of the Notes to Consolidated Financial Statements.

Effective Income Tax Rate
The year-over-year change in the effective tax rate is largely due to certain non deductible expenses and a larger reduction of income tax expense in the 2009 versus 2010 periods relating to the reversal of certain unrecognized tax benefits for tax positions settled through the expiration of statutes of limitations.  See further discussion at the “Income Taxes” note of the Notes to Consolidated Financial Statements.

2009 vs. 2008

Net Sales
Net sales for the year were favorably impacted by drug price inflation, the increased use of certain higher acuity drugs, biologic agents and existing drugs with new therapeutic indications, and acquisitions, as well as growth in specialty pharmacy services.  Partially offsetting these factors were the unfavorable sales impact of the increased availability and utilization of generic drugs, reductions in reimbursement and/or utilization for certain drugs as well as competitive pricing issues, a lower average number of beds served year-over-year, as well as a shift in mix towards assisted living.

Gross Profit
Gross profit as a percentage of total net sales was 23.9% for the year ended December 31, 2009, as compared with 24.6% in 2008.  Gross profit was favorably impacted in the 2009 period largely due to the increased availability and utilization of higher margin generic drugs, purchasing improvements, the continued integration of acquisitions, productivity enhancements, and the favorable effect of drug price inflation.  More than offsetting these factors were certain of the aforementioned items that reduced net sales, primarily the reductions in reimbursement and/or utilization for certain drugs, competitive pricing issues and the lower average number of beds served year-over-year.

Selling, General and Administrative Expenses
Omnicare’s operating expenses as a percentage of net sales amounted to 12.8% in 2009, representing a decrease from the 14.3% experienced in the prior-year.  Operating expenses for the year ended December 31, 2009 were favorably impacted largely by continued progress in the Company’s productivity improvement initiatives, non-drug purchasing initiatives, reductions in employee benefit costs and the continued integration of prior-year acquisitions.  These favorable items were partially offset by increased operating costs associated with recent acquisitions.

Provision for Doubtful Accounts
The reduction in the provision for doubtful accounts during the 2009 period relates largely to the improved overall accounts receivable position of the Company.  Specifically, net accounts receivable of approximately $1,183 million at December 31, 2009 was $122 million lower than the December 31, 2008 balance of approximately $1,305 million.  Further, accounts receivable days sales outstanding were approximately 74 and 79 at December 31, 2009 and 2008, respectively, representing a year-over-year reduction of 5 days.

Investment Income
Investment income for the year ended December 31, 2009 was modestly lower than the amount earned in the prior-year, primarily due to lower interest rates versus the prior-year.

Interest Expense
Interest expense was lower than the prior-year, primarily due to lower debt outstanding resulting from payments aggregating $325 million on the Company’s senior term A loan facility, maturing on July 28, 2010 (the “Term Loans”), throughout 2008 and 2009, payments of $39.1 million to pay off a term note payable in the fourth quarter of 2008 and lower interest rates on variable rate loans.

Effective Income Tax Rate
The year-over-year decrease in the effective tax rate is largely due to the reduction of income tax expense in the 2009 period totaling approximately $32 million, primarily attributable to the reversal of certain unrecognized tax benefits for tax positions settled through the expiration of statutes of limitations, partially offset by certain nondeductible litigation costs recognized in the 2009 period.  See further discussion at the “Income Taxes” note of the Notes to Consolidated Financial Statements.

Restructuring and Other Related Charges

Company-wide Reorganization Program:
During 2010, the Company initiated a “Company-wide Reorganization Program” (the “CWR Program”), including a reshaping of the organization with the objective of deploying resources closer to the customers, allowing Omnicare to become more responsive to customer needs, better leveraging the Omnicare platform and better positioning the Company for potential growth.  The program is anticipated to be completed in 2011 and is currently estimated to result in restructuring and other related charges of approximately $13 million, and is largely related to severance and employee buyout costs, which will primarily be operating expense related.  In implementing these initiatives, the Company recorded restructuring charges of approximately $3 million in the year ended December 31, 2010.  The Company anticipates that net positions eliminated and total savings as a result of the CWR Program will not significantly impact the Company’s overall employee base or overall operating results, respectively.

Omnicare Full Potential Program:
In 2006, the Company commenced the implementation of the “Omnicare Full Potential” Plan, a major initiative primarily designed to re-engineer the Company’s pharmacy operating model to increase efficiency and enhance customer growth, which was substantially completed in 2010.

See additional discussion at the “Restructuring and Other Related Charges” note of the Notes to Consolidated Financial Statements.

Special Items

Financial results for the three years ended December 31, 2010 from continuing operations included the items presented in the table below.  Management considers these special items as not part of the core operating results of the Company, and/or non-cash in nature (pretax):

	December 31,
	2010	2009	2008
Provision for doubtful accounts (i)	$48,500	$-	$-
Restructuring and other related charges (ii)	17,165	19,814	34,089
Settlement, litigation and other related charges (iii)	113,709	77,449	99,267
Goodwill and other asset impairment charges (iv)	22,884	-	-
Separation, benefit plan termination and related costs (v)	64,760	-	-
Other miscellaneous charges, net (vi)	42,422	5,893	6,445
Amortization of discount on convertible notes (vii)	29,536	27,977	25,934
Debt redemption costs - interest expense (vii)	14,297	-	-
Gain on sale of rabbi trust assets (viii)	(3,606)	-	-
Total special items	$349,667	$131,133	$165,735

(i)	See further discussion at the “Accounts Receivable” caption of the “Description of Business and Summary of Significant Accounting Policies” note of the Notes to Consolidated Financial Statements.
(ii)	See further discussion at the “Restructuring and Other Related Charges” note of the Notes to Consolidated Financial Statements.
(iii)	See further discussion at the “Commitments and Contingencies” note of the Notes to Consolidated Financial Statements.
(iv)	See further discussion at the “Goodwill and Other Intangible Assets” note of the Notes to Consolidated Financial Statements.
(v)	See further discussion at the “Separation, Benefit Plan Termination and Related Costs” note of the Notes to Consolidated Financial Statements.
(vi)
See further discussion at the “Other Miscellaneous Charges” caption of the “Description of Business and Summary of Significant Accounting Policies” note of the Notes to Consolidated Financial Statements.

(vii)	See further discussion at the “Debt” note of the Notes to Consolidated Financial Statements.
(viii)	See further discussion at the “Employee Benefit Plans” note of the Notes to Consolidated Financial Statements.

Discontinued Operations

The loss from discontinued operations of the home healthcare and related ancillary businesses and Tidewater (collectively the “Non-Core Disposal Group”) was consistent with the loss experienced in the prior year period.

The operating loss in the CRO Services business was primarily attributable to lower levels of new business added, as well as early project terminations by clients and client-driven delays in the commencement of certain projects.  Further, CRO Services recorded a $91 million goodwill impairment charge in the third quarter of 2010, largely as a result of the Company’s revised outlook on the CRO Services business.

See further discussion at the “Discontinued Operations” note of the Notes to Consolidated Financial Statements.

Impact of Inflation

The Company estimates that drug price inflation for its highest dollar products during the three years ended December 31, 2010 has ranged between approximately 6% to 7%, which tends to impact sales and costs of sales at approximately the same level.  Therefore, inflation has not materially affected Omnicare’s net income, inasmuch as government and other reimbursement formulas generally adjust to take into account drug price inflation or deflation.

Financial Condition, Liquidity and Capital Resources

Cash and cash equivalents at December 31, 2010 were $496.5 million compared with $291.0 million at December 31, 2009 (including restricted cash amounts of $2.0 million and $15.3 million, respectively).

The Company generated net cash flows from operating activities of continuing operations of $368.9 million during the year ended December 31, 2010, compared with net cash flows from operating activities of continuing operations of $480.7 million and $433.6 million during the years ended December 31, 2009 and 2008, respectively.  Operating cash flows in 2010 were used primarily for debt payments, acquisition-related payments, capital expenditures, stock repurchases and dividend payments.  Net cash flows from operating activities during the year ended December 31, 2010 were unfavorably impacted by the decrease in net income as well as the year-over-year change in inventories due to large inventory reductions in 2009 as a result of Full Potential hub and spoke integration activities in 2009.  These unfavorable impacts were partially offset by a year-over-year reduction in accounts receivable as well as in the cash requirements relating to accounts payable activity.  Net cash flows from operating activities during the year ended December 31, 2009 were unfavorably impacted by a fourth quarter payment of approximately $63 million due to the settlement with the United States Attorney’s Office, District of Massachusetts, which was more than offset by the favorable impacts of a reduction in inventory and accounts receivable during the 2009 period.  Net cash flows from operating activities during the year ended December 31, 2008 were unfavorably impacted by the extra payment to the Company’s drug wholesaler of approximately $65 million (these payments are due weekly, and the year ended December 31, 2008 included one extra weekly payment), and the related impact on the year-over-year movement in accounts payable on 2008 operating cash flows.

Favorably impacting operating cash flow was the excess of tax deductible interest expense over book interest expense related to the Company’s 4.00% Junior Subordinated Convertible Debentures, 3.25% Convertible Debentures and 3.75% Convertible Notes.  This resulted in an increase in the Company’s deferred tax liabilities during the year ended December 31, 2010 and 2009 of $30.3 million and $28.5 million, respectively ($147.6 million cumulative as of December 31, 2010).  The recorded deferred tax liability could, under certain circumstances, be realized in the future upon conversion or redemption of the debt, which would serve to reduce operating cash flows.

Net cash used in investing activities of continuing operations was $125.5 million, $142.6 million and $281.2 million during the years ended December 31, 2010, 2009 and 2008, respectively.  Acquisitions of businesses required outlays of $111.8 million (including amounts payable relating to pre-2010 acquisitions) in 2010 relating to four acquisitions, which were primarily funded by operating cash flows.  Acquisitions of businesses during 2009 required cash payments of $92.9 million (including amounts payable pursuant to acquisition agreements relating to pre-2009 acquisitions), which were primarily funded by operating cash flows.  Acquisitions of businesses during 2008 required cash payments of $225.7 million (including amounts payable pursuant to acquisition agreements relating to pre-2008 acquisitions) which were primarily funded by operating cash flows.  Omnicare’s capital requirements, in addition to the payment of debt and dividends, are primarily comprised of its acquisition program and capital expenditures, largely relating to investments in the Company’s information technology systems.

Net cash used in financing activities of continuing operations was $18.7 million, $275.9 million and $208.7 million during the years ended December 31, 2010, 2009 and 2008, respectively.  In May 2010, the Company completed the issuance of $400 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2020 (the “7.75% Notes”).  A portion of the net proceeds from the issuance of the 7.75% Notes was used to purchase all $225 million of the Company’s 6.75% Notes pursuant to a tender offer and consent solicitation and subsequent redemption.  Also, a portion of the proceeds were used to repurchase approximately $101 million of the Company’s stock as part of a previously announced common stock repurchase program discussed in further detail below.  Further, in December 2010, the Company completed the issuance of $575 million of 3.75% Convertible Senior Subordinated Notes due 2025 (the “3.75% Convertible Notes”).  A portion of the net proceeds from this issuance were used to purchase $525 million of the Company’s 3.25% Convertible Debentures pursuant to a tender offer and consent solicitation and subsequent redemption, which resulted in an economic gain (calculated as the difference between the $525 million face value of the extinguished debt and the actual amount paid by the Company to repurchase the debt of approximately $499 million) of approximately $26 million (even though the Company was required to recognize an accounting loss of $25.6 million due to its application of the authoritative guidance for convertible debt).  In January 2011, a portion of the net proceeds, together with cash on hand, was used to redeem $75 million of the Company’s 6.125% Senior Subordinated Notes due 2013.  During 2010, the Company paid off the remaining $125 million on the Term Loans.  During 2009, the Company paid down $275 million on the Term Loans.  During 2008, the Company completed its $100 million stock repurchase program as further discussed below, paid down $50.0 million on the Term Loans, and paid $39.1 million to pay off a term note payable.

On May 18, 2010, the Company entered into a $400 million senior secured revolving credit facility, maturing on May 18, 2015 (the “Revolving Credit Facility”).  In connection with entering into the new Revolving Credit Facility, the Company’s existing credit agreement, maturing on July 28, 2010, was terminated.

At December 31, 2010, there were no outstanding borrowings on the Revolving Credit Facility, and the entire balance on the Term Loans had been paid off.  As of December 31, 2010, the Company had approximately $20 million outstanding relating to standby letters of credit, substantially all of which are subject to automatic annual renewals.

On February 17, 2011, the Company’s Board of Directors declared a quarterly cash dividend of 3.25 cents per share for an indicated annual rate of 13 cents per common share for 2011, which is greater than the annual dividends paid per common share for the 2010, 2009 and 2008 years.  Aggregate dividends of $12.8 million paid during 2010 were higher than the $10.7 million paid in 2009 and the $10.8 million paid in 2008, due primarily to an increase in dividends paid per common share to 11 cents in 2010 as compared to 9 cents per common share paid in 2009 and 2008.

On May 3, 2010, Omnicare announced that in conjunction with its second quarter 2010 refinancing (as described in the “Debt” note of the Notes to Consolidated Financial Statements), the Company’s Board of Directors authorized a new two-year program to repurchase, from time to time, shares of Omnicare's outstanding common stock having an aggregate value of up to $200 million, depending on market conditions and other factors.  In the year ended December 31, 2010, the Company repurchased approximately 4.4 million shares at an aggregate cost of approximately $101 million.  Additionally, during the second quarter of 2008, the Company repurchased approximately 4.1 million shares of Omnicare’s common stock at a cost of approximately $100 million under a previous stock buyback program authorized by its Board of Directors.

There were no known material commitments and contingencies outstanding at December 31, 2010, other than the contractual obligations summarized in the “Disclosures About Aggregate Contractual Obligations and Off-Balance Sheet Arrangements” caption below, certain acquisition-related payments potentially due in the future, including deferred payments, indemnification payments and payments originating from earnout and other provisions that may become payable, as well as the matters discussed in the “Commitments and Contingencies” note of the Notes to Consolidated Financial Statements, and the “Legal Proceedings” section at Part I, Item 3 of the 2010 Form 10-K.

The Company believes that net cash flows from operating activities, credit facilities and existing cash balances will be sufficient to satisfy its future working capital needs, acquisition contingency commitments, debt servicing, capital expenditures and other financing requirements for at least the next year, although no such assurances can be given in that regard.  Additionally, the Company believes that external sources of financing, including short- and long-term debt financings, are available.  Omnicare may not be able to refinance maturing debt at terms that are as favorable as those from which the Company previously benefited or at terms that are acceptable to Omnicare.  In addition, no assurances can be given regarding the Company’s ability to obtain additional financing in the future.

Disclosures About Aggregate Contractual Obligations and Off-Balance Sheet Arrangements

Aggregate Contractual Obligations:

The following summarizes the Company’s aggregate contractual obligations as of December 31, 2010, and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future periods (in thousands):

	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years

Debt obligations(a)	$2,547,500	$-	$250,000	$525,000	$1,772,500
Capital lease obligations(a)	13,961	3,537	6,419	3,991	14
Operating lease obligations	129,454	29,975	50,351	32,674	16,454
Purchase obligations(b)	41,824	36,115	5,320	389	-
Other current obligations(c)	315,923	315,923	-	-	-
Other long-term obligations(d)	109,074	-	68,999	20,439	19,636
Subtotal	3,157,736	385,550	381,089	582,493	1,808,604
Future interest relating to debt and
capital lease obligations(e)	1,380,201	119,471	229,496	205,669	825,565
Total contractual cash obligations(f)	$4,537,937	$505,021	$610,585	$788,162	$2,634,169

(a)
The noted obligation amounts represent the principal portion of the associated debt obligations.  Details of the Company’s outstanding debt instruments, including the impact of recent refinancing activities, can be found in the “Debt” note of the Notes to Consolidated Financial Statements.

(b)	Purchase obligations primarily consist of open inventory purchase orders, as well as obligations for other goods and services, at period end.
(c)           Other current obligations primarily consist of accounts payable at period end.
(d)	Other long-term obligations are largely comprised of pension and excess benefit plan obligations, acquisition-related liabilities, as well as accruals relating to uncertain tax positions.
(e)
Represents estimated future interest costs based on the stated fixed interest rate of the debt, or the variable interest rate in effect at period end for variable interest rate debt.  The estimated future interest costs presented in this table do not include any amounts potentially payable associated with the contingent interest and interest reset provisions of the Company’s convertible debentures and notes, as applicable.  To the extent that any debt would be paid off by Omnicare prior to the stated due date or refinanced, the estimated future interest costs would change accordingly.  Further, these analyses do not consider the effects of potential changes in the Company’s credit rating on future interest costs, as well as any tax effects associated with the Company’s interest costs.

(f)	In addition, the Company has contractual cash obligations of approximately $24.6 million related to discontinued operations at December 31, 2010, primarily related to operating lease obligations.

As of December 31, 2010, the Company had approximately $20 million outstanding relating to standby letters of credit, substantially all of which are subject to automatic annual renewals.

Off-Balance Sheet Arrangements:

As of December 31, 2010, the Company had two unconsolidated entities, Omnicare Capital Trust I (the “Old Trust”) and Omnicare Capital Trust II (the “New Trust”), which were established for the purpose of facilitating the offerings of the 4.00% Trust Preferred Income Equity Redeemable Securities due 2033 (the “Old Trust PIERS”) and the Series B 4.00% Trust Preferred Income Equity Redeemable Securities (the “New Trust PIERS”), respectively.  For financial reporting purposes, the Old Trust and New Trust are treated as equity method investments of the Company.  The Old Trust and New Trust are 100%-owned finance subsidiaries of the Company.  The Company has fully and unconditionally guaranteed the securities of the Old Trust and New Trust.  The Old 4.00% Debentures issued by the Company to the Old Trust and the 4.00% Convertible Debentures issued by the Company to the New Trust in connection with the issuance of the Old Trust PIERS and the New Trust PIERS, respectively, are presented as a single line item in Omnicare’s consolidated balance sheets and debt footnote disclosures.  Additionally, the related disclosures concerning the Old Trust PIERS and the New Trust PIERS, the guarantees, and the Old 4.00% Debentures and 4.00% Convertible Debentures are included in the “Debt” note of the Notes to Consolidated Financial Statements.  Omnicare records interest payable to the Old Trust and New Trust as interest expense in its consolidated statement of income.

As of December 31, 2010, the Company had no other unconsolidated entities, or any financial partnerships, such as entities often referred to as structured finance or special purpose entities, which might have been established for the purpose of facilitating off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Omnicare’s primary market risk exposure relates to variable interest rate risk through its swap agreements related to certain of the Company’s borrowings.  Accordingly, market risk loss is primarily defined as the potential loss in earnings due to higher interest rates on fixed to floating rate swap agreements for certain debt of the Company.  The modeling technique used by Omnicare for evaluating interest rate risk exposure involves performing sensitivity analysis on the variable-rate debt, assuming a change in interest rates of 100 basis-points.  In connection with its offering of $400.0 million of 7.75% Notes during 2010, the Company entered into a Swap Agreement on all $400.0 million of its aggregate principal amount of the 7.75% Notes (the “7.75% Swap Agreement”).  Under the 7.75% Swap Agreement, which hedges against exposure to long-term U.S. dollar interest rates, the Company receives a fixed rate of 7.75% and pays a floating rate based on LIBOR with a maturity of six months, plus a spread of 3.87%.  The estimated LIBOR-based floating rate (including the 3.87% spread) was 4.32% at December 31, 2010 (a 100 basis-point change in the interest rate would increase or decrease pretax interest expense by approximately $4.0 million per year).  Also, in December 2010, the Company entered into a Swap Agreement on all $525 million of its aggregate principal amount of the 6.875% Notes (“the 6.875% Swap Agreement”).  Under the 6.875% Swap Agreement, which hedges against exposure to long-term U.S. dollar interest rates, the Company receives a fixed rate of 6.875% and pays a floating rate based on LIBOR with an interest period of six months, plus a spread of 4.128% (a 100 basis-point change in the interest rate would increase or decrease pre-tax interest expense by approximately $5.25 million per year).

The fair value of the Company’s fixed-rate debt facilities is based on quoted market prices in an active market (Level 1) and is summarized as follows (in thousands):

Fair Value of Financial Instruments

	December 31, 2010		December 31, 2009
Financial Instrument:	Book Value	Market Value	Book Value	Market Value

6.125% senior subordinated notes, due 2013, gross	$250,000	$251,300	$250,000	$248,000
6.75% senior subordinated notes, due 2013	-	-	225,000	219,500
6.875% senior subordinated notes, due 2015	525,000	535,500	525,000	528,500
7.75% senior subordinated notes, due 2020, gross	400,000	415,000	-	-

3.75% convertible senior subordinated notes, due 2025
Carrying value	353,505	-	-	-
Unamortized debt discount	221,495	-	-	-
Principal amount	575,000	636,400	-	-

4.00% junior subordinated convertible debentures, due 2033
Carrying value	201,282	-	199,071	-
Unamortized debt discount	143,718	-	145,929	-
Principal amount	345,000	266,900	345,000	254,400

3.25% convertible senior debentures, due 2035
Carrying value	370,837	-	773,120	-
Unamortized debt discount	81,663	-	204,380	-
Principal amount	452,500	427,600	977,500	801,600

See further discussion of the Company’s debt, swap agreements and derivative instruments at the “Debt” and “Fair Value” notes of the Notes to Consolidated Financial Statements.

The Company has operations and revenue that occur outside of the U.S. and transactions that are settled in currencies other than the U.S. dollar, exposing it to market risk related to changes in foreign currency exchange rates.  However, the substantial portion of the Company’s overall consolidated operations and revenues and the substantial portion of the Company’s overall consolidated cash settlements are exchanged in U.S. dollars.  Therefore, changes in foreign currency exchange rates do not represent a substantial market risk exposure to the Company.

The Company does not have any financial instruments held for trading purposes.

Critical Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with U.S. GAAP.  In connection with the preparation of these financial statements, Omnicare management is required to make assumptions, judgments, and estimates that affect the reported amounts of assets, liabilities, stockholders' equity, revenues and expenses and the related disclosure of commitments and contingencies.  On a regular basis, the Company evaluates its critical estimates giving consideration to a combination of factors, including historical experience, current conditions, feedback from outside advisors where feasible, and on various other assumptions that are believed to be reasonable at the time and under the current circumstances.  The Company's significant accounting policies are summarized in the “Description of Business and Summary of Significant Accounting Policies” note of the Notes to Consolidated Financial Statements.

In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require significant management judgment in its application.  There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.  An accounting policy is considered to be critical if it is important to the determination of the registrant’s financial position and operating results, and requires significant judgment and estimates on the part of management in its application.  If actual results were to differ materially from the judgments and estimates made, the Company’s reported financial position and/or operating results could be materially affected.  The Company believes the following critical accounting policies and estimates involve more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

In general, Omnicare recognizes revenue when products are delivered or services are rendered or provided to the customer, prices are fixed and determinable and collection is reasonably assured.

A significant portion of the Company’s revenues from sales of pharmaceutical and medical products have been reimbursed by the federal Medicare Part D plan and, to a lesser extent, state Medicaid programs.  Payments for services rendered to patients covered by these programs are generally less than billed charges.  The Company monitors its revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and records an estimated contractual allowance for certain sales and receivable balances at the revenue recognition date, to properly account for anticipated differences between billed and reimbursed amounts.  Accordingly, the total net sales and receivables reported in the Company’s financial statements are recorded at the amount ultimately expected to be received from these payors.  Since billing functions for a portion of the Company’s revenue systems are largely computerized, enabling on-line adjudication (i.e., submitting charges to Medicare, Medicaid or other third-party payors electronically, with simultaneous feedback of the amount to be paid) at the time of sale to record net revenues, exposure to estimating contractual allowance adjustments is limited primarily to unbilled and/or initially rejected Medicare, Medicaid and third-party claims (typically approved for reimbursement once additional information is provided to the payor).  For the remaining portion of the Company’s revenue systems, the contractual allowance is estimated for all billed, unbilled and/or initially rejected Medicare, Medicaid and third-party claims.  The Company evaluates several criteria in developing the estimated contractual allowances for billed, unbilled and/or initially rejected claims on a monthly basis, including historical trends based on actual claims paid, current contract and reimbursement terms, and changes in customer base and payor/product mix.  Contractual allowance estimates are adjusted to actual amounts as cash is received and claims are settled, and the aggregate impact of these resulting adjustments were not significant to the Company’s operations for any of the periods presented.  Further, Omnicare does not expect the reasonably possible effects of a change in estimate related to unsettled December 31, 2010 contractual allowance amounts from Medicare, Medicaid and third-party payors to be significant to its future consolidated results of operations, financial position and cash flows.

Patient co-payments are associated with Medicare Part D, certain state Medicaid programs, Medicare Part B and certain third-party payors and are typically not collected at the time products are delivered or services are rendered, but are billed to the individual as part of the Company’s normal billing procedures.  These co-payments are subject to the Company’s normal accounts receivable collections procedures.

Under certain circumstances, the Company accepts returns of medications and issues a credit memo to the applicable payor.  The Company estimates and accrues for sales returns based on historical return experience, giving consideration to the Company’s return policies.  Product returns are processed in the period received and are not significant when compared to the overall sales and gross profit of the Company.

Allowance for Doubtful Accounts
Collection of accounts receivable from customers is the Company’s primary source of operating cash flow and is critical to Omnicare’s operating performance, cash flows and financial condition.  Omnicare’s primary collection risk relates to facility and private pay customers.  The Company provides a reserve for accounts receivable considered to be at increased risk of becoming uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value.  Omnicare establishes this allowance for doubtful accounts using the specific identification approach, and considering such factors as historical collection experience (i.e., payment history and credit losses) and creditworthiness, specifically identified credit risks, aging of accounts receivable by payor category, current and expected economic conditions and other relevant factors.  Management reviews this allowance for doubtful accounts on an ongoing basis for appropriateness.  Judgment is used to assess the collectability of account balances and the economic ability of customers to pay.

The allowance for doubtful accounts as of December 31, 2010 was $401.0 million, compared with $332.5 million at December 31, 2009.  The allowance for doubtful accounts represented 28.4% and 21.9% of gross receivables (net of contractual allowance adjustments) as of December 31, 2010 and December 31, 2009, respectively.  Unforeseen future developments could lead to changes in the Company’s provision for doubtful accounts levels and future allowance for doubtful accounts percentages, which could materially impact the overall financial results, financial position or cash flows of the Company.  For example, a one percentage point increase in the allowance for doubtful accounts as a percentage of gross receivables as of December 31, 2010 would result in an increase to the provision for doubtful accounts and related allowance for doubtful accounts of approximately $14.1 million.

Patient charges pending approval from Medicare, Medicaid and third-party payors are primarily billed as private pay and, where applicable, are recorded net of an estimated contractual allowance at period end.  Once an approval to bill Medicare, Medicaid and/or third-party payors has been obtained, the private pay balance is reversed and a corresponding Medicare, Medicaid or third-party receivable amount is recorded.  The Company’s policy is to resolve accounts receivable with pending status as soon as practicable.  Pending accounts receivable balances were not a significant component of the overall accounts receivable balance at December 31, 2010.

Omnicare has standard policies and procedures for collection of its accounts receivable.  The Company’s collection efforts generally include the mailing of statements, followed up when necessary with delinquency notices, personal and other contacts, the use of an in-house national collections department or outside collection agencies, and potentially mediation/arbitration or litigation when accounts are considered unresponsive.  In the 2010 fourth quarter, Omnicare management decided to implement a different strategic approach for the resolution of past due accounts which are disputed and/or currently in litigation.  In particular, this new approach includes a heightened focus on maintaining positive relationships with current and former customers, with a greater priority on settling outstanding accounts receivable disputes and the avoidance of litigation where possible.  As a result of this change in approach, the Company believes there is an increased risk of uncollectible accounts receivable, and adjusted its provision for doubtful accounts accordingly.

Omnicare’s collection efforts primarily relate to its facility and private pay customers, as well as efforts to collect/rework Medicare Part D copays and rejected claims.  When Omnicare becomes aware that a specific customer is potentially unable to meet part or all of its financial obligations, for example, as a result of bankruptcy or deterioration in the customer’s operating results or financial position, the national credit and collections department includes the exposed balance in its allowance for doubtful accounts requirements.  At such time that a balance is definitively deemed to be uncollectible by Omnicare management (including the national credit and collections department), collections agencies and/or outside legal counsel, the balance is manually written off against the allowance for doubtful accounts.  At December 31, 2010, the Company does not have a significant portion of its overall accounts receivable balance placed in mediation/arbitration, litigation or with outside collection agencies.

Given the Company's experience, management believes that the aggregate reserves for potential losses are adequate, but if any of the Company's larger customers were to unexpectedly default on their obligations to Omnicare, the Company’s overall allowances for doubtful accounts may prove to be inadequate.  In particular, if economic conditions worsen, the payor mix shifts significantly or the Company's customers' reimbursement rates are adversely affected, impacting Omnicare’s customers' ability to pay their bills, management may adjust the allowance for doubtful accounts accordingly, and the Company’s accounts receivable collections, cash flows, financial position and results of operations would be adversely affected.

See further discussion at the “Accounts Receivable” caption of the “Description of Business and Summary of Significant Accounting Policies” note of the Notes to Consolidated Financial Statements.

Goodwill

Goodwill is reviewed at the reporting unit level for impairment using a fair value based approach at least annually or between annual tests if events occur or circumstances indicate there may be an impairment.

The Company’s assessment of goodwill impairment is largely dependent on estimates of future cash flows at the aggregated reporting unit level, and a weighted-average cost of capital.  The estimates of these future cash flows are based on assumptions and projections with respect to future revenues and expenses believed to be reasonable and supportable at the time the annual impairment analysis is performed.  Further, they require management’s subjective judgments and take into account assumptions about overall growth rates and increases in expenses.  To the extent the book carrying value of the assets would exceed their fair value; an impairment loss may be necessary.  Changes in the estimates of future cash flows or weighted-average cost of capital due to unforeseen events and circumstances could cause Omnicare’s analysis to indicate that goodwill is impaired in subsequent periods, and could result in the write-off of a portion or all of the Company’s goodwill, which could be material to the Company's financial position, results of operations or cash flows.

The goodwill impairment test involves a two-step process.  The first step, used to identify potential impairment, is a comparison of the reporting unit's estimated fair value to its carrying value, including goodwill.  If the fair value of the reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired.  If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of the impairment.  The second step requires the Company to calculate an implied fair value of goodwill at the reporting unit level.  If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

The Company performed its annual goodwill impairment analysis for the years ended December 31, 2010 and 2009 and, except for the CRO goodwill impairment charge in 2010 discussed at the “Discontinued Operations” note of the Notes to Consolidated Financial Statements, concluded that goodwill had not been impaired.  Given the substantial amount of the excess of fair value over carrying value, none of the Company’s reporting units were considered to be “at risk” of failing step one of Omnicare’s most recent annual goodwill impairment test.

Taxes
The Company estimates its current and deferred tax assets and liabilities, including those relating to acquired subsidiaries, based on current tax laws in the statutory jurisdictions in which it operates.  These estimates include judgments about deferred tax assets and liabilities resulting from temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities, as well as the realization of deferred tax assets (including those relating to net operating losses).  The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are expected to be settled or realized.

Omnicare periodically reviews its deferred tax assets for recoverability and establishes a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized.  The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence.  This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies.  Projected future taxable income is based on the Company’s expected results and assumptions as to the jurisdiction in which the income will be earned.  The expected timing of the reversals of existing temporary differences is based on current tax law and Omnicare’s tax methods of accounting.  If the Company is unable to generate sufficient future taxable income by jurisdiction, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, or if the tax laws change unfavorably, then the Company could be required to increase its valuation allowance against its deferred tax assets, resulting in an increase in the effective tax rate and related tax expense.

The Company also reviews its tax liabilities, including those relating to acquired subsidiaries, giving consideration to the relevant authoritative guidance, including accounting for uncertainty in income taxes, which provides guidance for the financial statement recognition and measurement of income tax positions taken or expected to be taken in a tax return. Under this authoritative guidance, recognition and measurement are considered discrete events.  The recognition threshold is met when it is determined a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority.  If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements.  A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is 50 percent likely of being realized upon ultimate resolution with a taxing authority.

Omnicare operates in a significant number of states and tax jurisdictions with varying tax laws.  The Company is subject to both federal and state audits of tax returns in the normal course of business.  While the Company believes it has provided adequately for tax liabilities in its consolidated financial statements, adverse determinations by applicable taxing authorities could have a material adverse effect on Omnicare’s consolidated financial position, results of operations or cash flows.  If the provisions for current or deferred taxes are not adequate, if the Company is unable to realize certain deferred tax assets or if the tax laws change unfavorably, the Company could potentially experience tax losses.  Likewise, if provisions for current and deferred taxes are in excess of those eventually needed, if the Company is able to realize additional deferred tax assets or if tax laws change favorably, the Company could experience potential tax gains.  A one percentage point change in the Company's overall 2010, 2009 and 2008 effective tax rates would impact income from continuing operations by $0.3 million, $3.3 million and $2.2 million, respectively.

Legal Contingencies
As part of its ongoing operations, the Company is subject to various inspections, audits, inquiries, investigations and similar actions by third parties, as well as governmental/regulatory authorities responsible for enforcing the laws and regulations to which the Company is subject (and including reviews of individual Omnicare pharmacy’s reimbursement documentation and administrative practices).  Oftentimes, these inspections, audits, investigations and inquiries relate to prior periods, including periods predating Omnicare’s actual ownership of a particular acquired unit.  The Company is also involved with various legal actions arising in the normal course of business.  Each quarter, the Company reviews, including consultation with its outside legal advisors where applicable, the status of inspections, audits, inquiries, investigations, legal claims and legal proceedings and assesses its potential financial exposure.  If the potential loss from any of these is considered probable and the amount can be reasonably estimated, the Company accrues a liability for the estimated loss.  To the extent the amount of a probable loss is estimable only by reference to a range of equally probable outcomes, and no amount within the range appears to be a better estimate than any other amount, the low end of the range is accrued.  Because of inherent uncertainties related to these matters, the use of estimates, assumptions, judgments and external factors beyond the Company’s control, accruals are based on the best information available at the time.  As additional information becomes available, Omnicare reassesses the potential liability related to any pending inspections, audits, inquiries, investigations, claims and litigation and may revise its estimated exposure upward or downward accordingly.  Such revisions in the estimates of the potential liabilities could have a material impact on the Company’s consolidated financial statements.

Information pertaining to legal proceedings is further discussed at the “Commitments and Contingencies” note of the Notes to Consolidated Financial Statements.

Recently Issued Accounting Standards
Information pertaining to recently issued accounting standards is further discussed at the “Recently Issued Accounting Standards” caption of the “Description of Business and Summary of Significant Accounting Policies” note of the Notes to Consolidated Financial Statements.

Outlook

Historically, the Company has derived approximately one-half of its revenues directly from government sources and one-half from the private sector (including individual residents, third-party insurers, long-term care and other institutional health care facilities).

As part of ongoing operations, the Company and its customers are subject to regulatory changes in the level of reimbursement received from the Medicare and Medicaid programs.  For additional information regarding regulatory changes, please see the “Government Regulation” caption of Part I, Item I of the 2010 Form 10-K as well as the “Federal and state healthcare legislation has significantly impacted our business, and future legislation and regulations are likely to affect us” and “Changes in industry pricing benchmarks could materially impact our performance” sections of Part I, Item 1A, of the 2010 Form 10-K, which section is incorporated by reference herein.

Demographic trends indicate that demand for long-term care will increase well into the middle of this century as the elderly population grows significantly.  Moreover, those over 65 consume a disproportionately high level of healthcare services, including prescription drugs, when compared with the under-65 population.  There is widespread consensus that appropriate pharmaceutical care is generally considered the most cost-effective form of treatment for the chronic ailments afflicting the elderly and also one that is able to improve the quality of life.  These trends not only support long-term growth for the geriatric pharmaceutical industry but also containment of healthcare costs and the well-being of the nation’s growing elderly population.

In order to fund this growing demand, the Company believes that the government and the private sector will continue to review, assess and possibly alter healthcare delivery systems and payment methodologies.  While it cannot at this time predict the ultimate effect of any of these initiatives on Omnicare’s business, management believes that the Company’s expertise in geriatric pharmaceutical care and pharmaceutical cost management position Omnicare to help meet the challenges of today’s healthcare environment.

The Company’s outlook for future operating results are favorably impacted by the anticipated effects of certain pharmaceutical marketplace dynamics, such as branded drug price inflation and new generics, as well as productivity improvements in the Company’s operations.  Further, in addition to any potential impacts associated with the regulatory and other matters discussed in the preceding paragraphs, factors that could negatively impact the Company’s future operating results include the impact of pricing adjustments and bed losses, as well as an increase in its payroll costs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Regarding Forward-Looking Information

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.  Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.  The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D Plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.